Exhibit 99.1

NEWS RELEASE

CSL008009

04/22/08

Carlisle Companies Reports First Quarter

CHARLOTTE, NORTH CAROLINA, April 22, 2008… Carlisle Companies Incorporated (NYSE:CSL) reported net sales of $708.3 million for the quarter ended March 31, 2008, a 13% improvement over net sales of $628.9 million in the first quarter of 2007.  Organic sales growth of 4% was led by increased sales volumes in the Construction Materials and Applied Technologies segments.  The acquisition of Insulfoam for the Construction Materials business, on May 1, 2007, and Dinex for Applied Technologies’ foodservice business, on January 25, 2008, accounted for $48.9 million, or 8%, of sales growth in the first quarter.  The impact of foreign currency exchange rates on net sales growth was approximately 1% in the first quarter 2008.

Operating income of $44.1 million in the first quarter 2008 compared with $51.1 million in the first quarter of 2007.  Raw material cost increases and productivity problems in a few of our tire and wheel plants were the primary reasons for the year-over-year decrease in operating income.  The loss from continuing operations of $61.7 million, or $1.01 per diluted share, in the first quarter of 2008, included total after-tax impairment charges of $89.5 million, or $1.46 per diluted share, related to Carlisle’s power transmission belt business and on-highway brake business reported in the Specialty Products segment.  Income from continuing operations in the first quarter 2007 was $33.7 million, or $0.54 per diluted share.

In April 2008, Carlisle decided to pursue disposition of both the power transmission belt and on-highway brake businesses. In management’s judgment, a sale of these businesses within the next twelve months would result in proceeds of less than net book value and asset impairment charges have appropriately been reflected in the Company’s first quarter 2008 results. The power transmission belt and the on-highway brake businesses will be reclassified to discontinued operations in the second quarter 2008.

David A. Roberts, Chairman, President and Chief Executive Officer, commented, “Before I discuss our sales and earnings performance for the quarter, let me take a moment to update you on the actions we have taken to implement the strategic plan we announced during our fourth quarter 2007 earnings call. Our plan was developed to simplify our business and focus management’s attention on the growth and margin improvement opportunities in our Construction Materials, Transportation Products and Applied Technologies segments while maximizing value and considering strategic alternatives for some of the businesses in our Specialty Products segment. After evaluating the power transmission belt business and on-highway brake business, which recorded combined net sales of approximately $200 million in 2007, a decision was made in April 2008 to develop an exit strategy for these businesses. As a result these two businesses will be moved to discontinued operations in the second quarter along with related impairment charges. The after-tax impairment charge of $89.5 million we incurred in the first quarter was a non-cash event, but we are confident that the disposition of these businesses will generate in excess of $100 million in net cash within the next 12 months.”

“Keeping with our plan to grow our Applied Technologies segment businesses, we acquired Dinex, a supplier of foodservice products to the healthcare industry in January 2008, and are very close to completing the acquisition of Carlyle, a complementary acquisition in our high performance interconnect solutions business.  Both acquisitions have given us entry into adjacent markets, while adding nearly $210 million in annual sales and are expected to be accretive in 2008.”

“Now let me address our first quarter 2008 sales and earnings performance.  Our sales growth in the first quarter remained good despite seeing weakness in some of our markets.  In the quarter, we saw growth in our Construction Materials and Applied Technologies segments.  In addition, our specialty trailer business, a component of the Transportation Products segment, and our power transmission belt and off-highway brake businesses, components of the Specialty Products segment, also grew during the quarter.  Our Transportation Products segment’s tire and wheel business showed slower growth than in previous months as the outdoor power equipment markets slowed.  The refrigerated truck body and on-highway brake businesses continue to languish due to weak heavy truck sales.  We expect similar trends over the next few quarters.”

“Our earnings during the quarter were hampered by the increasing costs of steel and oil based commodities.  Raw materials comprise more than 70% of our cost of goods sold and these cost increases negatively impacted nearly all of our businesses.  We have and continue to implement price increases and cost reduction initiatives, but we were not able to keep pace with the significant rise in raw material and freight costs in the first quarter.  We are committed to off-setting these rising material costs but we will continue to face margin pressure throughout 2008.”

As announced on February 11, 2008, the Company realigned its operating groups into four operating and financial reporting segments as presented below.

Construction Materials: Increased membrane and insulation volumes contributed to net sales of $282.1 million in the first quarter 2008.  The 25% increase over 2007 net sales of $226.2 million included $33.0 million of net sales from the Insulfoam acquisition.  Despite the strong sales growth for the quarter, operating income was impacted by increased raw material costs, product mix and continued competitive pricing for TPO (thermoplastic polyolefin) membrane and insulation. Operating income of $14.9 million in the first quarter 2008 compared with $19.4 million in the first quarter 2007.  Price increases effective June 1, 2008 have been announced for all Construction Materials products.

Transportation Products:  Net sales of $242.0 million for the first quarter 2008 compared with net sales of $240.6 million in 2007.  Orders for the outdoor power equipment (OPE) market were ahead of the prior year during the first part of the 2008 quarter, but the prolonged winter coupled with continued softness in residential construction resulted in an 11% decline in sales to the OPE market.  Sales growth for agriculture and construction tire and wheel product lines helped mitigate the OPE decline.  Sales growth for specialized and commercial trailers more than offset continued softness in construction trailers.  Operating income of $23.9 million in the first quarter of 2008 compared with operating income of $28.0 million for the same period 2007.  Costs have increased for almost all of Transportation Products’ key raw materials and most notably for steel, natural and synthetic rubber, and carbon black.  Increased raw material costs are expected to be a continuing challenge in 2008, and the Company is implementing additional cost reductions and price increases across most products except where pricing contracts prevent increases until later in the year.  Increased freight costs, reduced factory utilization on lower OPE production, and inefficiencies in certain tire and wheel plants also negatively impacted operating income for the quarter ended March 31, 2008.

Applied Technologies: First quarter 2008 net sales of $91.0 million increased 28% over net sales of $71.1 million in 2007.  The increase in sales included $15.9 million of net sales from the Dinex acquisition.  Strong demand in the commercial and military aerospace markets contributed to sales growth for the high-performance wire and cable business.  Organic sales growth for the foodservice business was modest as increased sales for jan/san products was offset by declines in chain restaurant foodservice sales. First quarter 2008 operating income of $9.9 million increased 30% compared with 2007 operating income of $7.6 million.

Specialty Products: Net sales of $93.2 million in the first quarter of 2008 compared to net sales of $91.0 million for the same period in 2007.  Strong agriculture market sales contributed to increased power transmission belt sales and stronger OEM demand positively impacted the off-highway brake business.  This sales growth was offset by continued softness in the heavy-duty truck market which impacts the on-highway brake business and to a lesser extent the refrigerated truck body business.  First quarter 2008 operating income of $3.5 million compared with operating income of $4.7 million in the first quarter 2007.  Increased operating income for the off-highway brake business was more than offset by reduced earnings on lower volume for the on-highway brake and refrigerated truck body businesses.

Pre-tax impairment charges of $124.2 million for the power transmission belt and on-highway brake businesses have been recorded for the Specialty Products segment for the quarter ended March 31, 2008.  These charges are not reflected in the Specialty Products segment’s operating income as they are reported in “Asset impairment charges” on the Company’s Consolidated Statement of Earnings.

Discontinued Operations

Loss from discontinued operations for the three months ended March 31, 2008 of $0.9 million included certain workers’ compensation costs for claims that remain Carlisle’s liability following the disposition of several businesses sold over the past few years.  Income from discontinued operations of $3.1 million for the quarter ended March 31, 2007 included a favorable purchase price adjustment associated with the sale of Carlisle Process Systems.

Net Income

Net loss for the first quarter 2008 was $62.6 million, or $1.02 per diluted share, compared to net income of $36.8 million, or $0.59 per diluted share, for the first quarter 2007.  The first quarter 2008 loss included after-tax impairment charges of $89.5 million, or $1.46 per diluted share, on the power transmission belt and on-highway brake businesses due to Carlisle’s plans to sell these businesses within the next twelve months.  Significant increases in the Company’s raw material costs also contributed to the decrease in net income for 2008 compared with 2007.

Cash Flow

Cash flow provided by operations of $7.2 million for the three months ended March 31, 2008 compared with cash provided by operations of $64.4 million for the same period 2007.  Operating cash flow in 2007 was favorably impacted by the inclusion of $70.0 million related to the Company’s securitization program.  There is no impact from the securitization program on operating cash flow for 2008.  Cash used for working capital of $36.6 million in 2008 compared favorably with cash used of $51.6 million in 2007.  Cash used in investing activities was $160.1 million in 2008 compared to cash used in investing activities of $39.8 million in 2007.  Cash used for acquisitions of $95.4 million in 2008 included the purchase of Dinex for the foodservice business.  2008 investing activities also include a $41.9 million off-shore short-term investment of proceeds from the sale of the Company’s European roofing joint-venture in 2007.  Capital expenditures of $23.0 million in 2008 compared with $18.8 million in 2007.  Cash flow provided by financing activities of $120.9 million in 2008 included borrowings under the Company’s credit facility to fund the Dinex acquisition. Cash used in financing activities of $142.0 million in 2007 included the retirement of $150.0 million in senior notes.

Conference Call and Webcast

The Company will discuss first quarter 2008 results on a conference call for investors on Tuesday, April 22, 2008 at 9:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until May 6, 2008.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, and aerospace and test and measurement industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended March 31

(In millions, except per share data)

(Unaudited)

	First Quarter
	2008	2007*	% Change
Net sales	$708.3	$628.9	13%

Operating income	$44.1	$51.1	-14%

(Loss) income from continuing operations	$(61.7)	33.7	-283%

(Loss) income from discontinued operations	(0.9)	3.1	-129%
Net (loss) income	$(62.6)	$36.8	-270%

Basic (loss) earnings per share
Continuing operations	$(1.02)	$0.55	-285%
Discontinued operations	(0.01)	0.05	-120%
Net (loss) income	$(1.03)	$0.60	-272%

Diluted (loss) earnings per share
Continuing operations	$(1.01)	$0.54	-287%
Discontinued operations	(0.01)	0.05	-120%
Net (loss) income	$(1.02)	$0.59	-273%

SEGMENT FINANCIAL DATA (Continuing Operations)
(In millions)

First Quarter	2008			2007*
	Sales	Opr. Income	% Sales	Sales	Opr. Income	% Sales
Construction Materials	$282.1	$14.9	5.3%	$226.2	$19.4	8.6%
Transportation Products	242.0	23.9	9.9%	240.6	28.0	11.6%
Specialty Products	93.2	3.5	3.8%	91.0	4.7	5.2%
Applied Technologies	91.0	9.9	10.9%	71.1	7.6	10.7%
Subtotal	708.3	52.2	7.4%	628.9	59.7	9.5%
Corporate	—	(8.1)		—	(8.6)
Total	$708.3	$44.1	6.2%	$628.9	$51.1	8.1%

* 2007 Figures have been restated to reflect discontinued operations and current segment reporting.

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended March 31

(In thousands except per share data)

(Unaudited)

	First Quarter
	2008	2007	% Change
Net sales	$708,266	$628,898	12.6%
Cost and expenses:
Cost of goods sold	578,917	504,409	14.8%
Selling and administrative expenses	80,602	69,003	16.8%
Research and development expenses	4,655	4,400	5.8%

Operating income	44,092	51,086	-13.7%

Asset impairment charges	124,163	—	NM
Other income, net	(1,239)	(2,246)	-44.8%
Interest expense, net	4,407	4,057	8.6%

(Loss) earnings before income taxes	(83,239)	49,275	-268.9%

Income tax (benefit) expense	(21,560)	15,521	-238.9%

(Loss) income from continuing operations	(61,679)	33,754	-282.7%
Percent of net sales	-8.7%	5.4%

(Loss) income from discontinued operations	(917)	3,081	-129.8%

Net (loss) income	$(62,596)	$36,835	-269.9%

Basic (loss) earnings per share
Continuing operations	$(1.02)	$0.55	-285.5%
Discontinued operations	(0.01)	0.05	-120.0%
Basic (loss) earnings per share	$(1.03)	$0.60	-271.7%

Diluted (loss) earnings per share
Continuing operations	$(1.01)	$0.54	-287.0%
Discontinued operations	(0.01)	0.05	-120.0%
Diluted (loss) earnings per share	$(1.02)	$0.59	-272.9%

Average shares outstanding (000’s) - basic	60,594	61,655
Average shares outstanding (000’s) - diluted	61,407	62,508

Dividends	$8,864	$8,379
Dividends per share	$0.145	$0.135	7.4%

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$56,805	$88,435
Short term investments	42,179	—
Receivables	414,357	367,810
Inventories	503,652	492,274
Prepaid expenses and other	63,106	71,442
Current assets held for sale	3,344	3,231
Total current assets	1,083,443	1,023,192
Property, plant and equipment, net	530,052	537,637
Other assets	449,811	425,465
Non-current assets held for sale	2,500	2,500
Total Assets	$2,065,806	$1,988,794

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$39,193	$58,571
Accounts payable	181,201	142,896
Accrued expenses	171,683	186,392
Current liabilities associated with assets held for sale	424	328
Total current liabilities	392,501	388,187
Long-term debt	418,015	262,809
Other liabilities	214,540	218,903
Shareholders’ equity	1,040,750	1,118,895
Total Liabilities and Shareholders’ Equity	$2,065,806	$1,988,794

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Three Months Ended March 31

(In thousands)

(Unaudited)

	2008	2007
Operating activities
Net (loss) income	$(62,596)	$36,835
Reconciliation of net earnings to cash flows:
Depreciation and amortization	18,347	15,455
Non-cash compensation	2,935	3,318
Excess tax benefits from share based compensation	(110)	(2,983)
(Earnings) loss from equity and other investments	(397)	2,195
Asset impairment charges	124,163	—
Deferred taxes	(37,912)	(3,473)
Gain on investments, property and equipment, net	—	(4,867)
Receivables under securitization program	—	70,000
Working capital	(36,564)	(51,567)
Other	(668)	(496)
Net cash provided by operating activities	7,198	64,417
Investing activities
Capital expenditures	(23,021)	(18,802)
Acquisitions, net of cash	(95,413)	(22,719)
Proceeds from investments, property and equipment, net	298	1,404
Purchase of security investments	(41,916)	—
Other	(71)	320
Net cash used in investing activities	(160,123)	(39,797)
Financing activities
Net change in short-term debt and revolving credit lines	135,753	(143,687)
Proceeds from long-term debt	28	365
Dividends	(8,864)	(8,379)
Excess tax benefits from share based compensation	110	2,983
Treasury shares and stock options, net	(6,105)	6,698
Net cash provided by (used in) financing activities	120,922	(142,020)
Effect of exchange rate changes on cash	373	219
Change in cash and cash equivalents	(31,630)	(117,181)
Cash and cash equivalents
Beginning of period	88,435	144,029
End of period	$56,805	$26,848